Exhibit 99.1

For Immediate Release
Contact: Cindy McCann
VP of Investor Relations
512.542.0204

Whole Foods Market Reports Second Quarter 2009 Results
Company Reports Diluted EPS of $0.19, Operating Cash Flow of $173 Million,
and Generates $98 Million of Free Cash Flow; Company Updates 2009 Outlook
to Reflect Year-to-Date Sales Results, Maintains Bottom-Line Guidance

May 13, 2009.  Whole Foods Market, Inc. (NASDAQ: WFMI) today reported results for the 12-week second quarter ended April 12, 2009.  Sales for the quarter were $1.9 billion, in line with the prior year.  Comparable store sales decreased 4.8% versus a 6.7% increase in the prior year.  Identical store sales, excluding seven relocations and two major expansions, decreased 5.8% versus a 5.1% increase in the prior year.  Excluding the negative impact of foreign currency translation, comparable store sales decreased 4.1%, and identical store sales decreased 5.1%.

“We are very pleased with our second quarter results, including free cash flow of $98 million.  Despite flat sales year over year, we exhibited strong expense control leading to a 10% increase in income from operations excluding non-cash asset impairment charges,” said John Mackey, chairman, chief executive officer, and co-founder of Whole Foods Market.  “Based on our strong year-to-date results, we are maintaining our prior fiscal year ranges for estimated EBITDA, EBITANCE and diluted earnings per share, excluding asset impairment charges and assuming just under $8.0 billion in sales.”

For the second quarter, the Company’s effective tax rate was 42.5%, income available to common shareholders was $27.3 million, and diluted earnings per share were $0.19.  These results included non-cash asset impairment charges of approximately $13 million, or $0.05 per diluted share.

Excluding the non-cash asset impairment charges, income from operations increased 10% to $82.7 million; adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) increased 9% to $143.8 million; and earnings before interest, taxes, depreciation and other non-cash expenses (“EBITANCE”) increased 8% to $154.8 million.  Approximately $85.1 million relating to depreciation and amortization, asset impairments, share-based payments, and deferred rent was expensed for accounting purposes but was non-cash.

During the quarter, the Company produced $173.0 million in cash flow from operations and invested $74.9 million in capital expenditures, of which $60.4 million related to new stores.  This resulted in free cash flow of $98.1 million.  In addition, the Company paid a cash dividend to preferred stockholders of $8.5 million.  Cash and cash equivalents, including restricted cash, increased to $362.8 million, and total debt was $743.5 million.  Currently, the Company has approximately $260.9 million available on its credit line, net of $89.1 million in outstanding letters of credit.  The Company continues to be in compliance with all applicable covenants in its credit agreements.

For the 28-week period ended April 12, 2009, sales were $4.3 billion, in line with the prior year.  Comparable store sales decreased 4.4% versus an 8.2% increase in the prior year, and identical store sales (excluding nine relocations and three major expansions) decreased 5.3% versus a 6.2% increase in the prior year.  Excluding the negative impact of foreign currency translation, comparable store sales decreased 3.6%, and identical store sales decreased 4.6%.  The tax rate was 42.0%, income available to common shareholders was $55.1 million, and diluted earnings per share were $0.39.  These results included $13.9 million, or $0.06 per diluted share, of legal costs related to the Federal Trade Commission (“FTC”) lawsuit and approximately $15 million, or $0.06 per diluted share, of non-cash asset impairment charges.  Excluding asset impairment charges, adjusted EBITDA was $293.9 million, and EBITANCE was $323.1 million.

Whole Foods Market, Inc.     550 Bowie St.    Austin, Texas 78703
512.477.5566     fax 512.482.7204
http://www.wholefoodsmarket.com

Year to date, the Company has produced $315.1 million in cash flow from operations and invested $185.2 million in capital expenditures, of which $142.5 million related to new stores.  This resulted in free cash flow of $129.9 million.  In addition, the Company has paid cash dividends to preferred stockholders of $11.3 million.

The Company’s average results for the last five fiscal years and quarterly results for the last five fiscal quarters are shown in the following table.  Where applicable, percentages have been adjusted to exclude asset impairment charges, FTC-related legal costs, Hurricane Katrina charges and credits, and share-based payments expense related to the Company’s September 2005 accelerated vesting of stock options.

	FY04-FY08
	Average	2Q08	3Q08	4Q08	1Q09	2Q09

Sales growth	20.5%	27.6%	21.6%	15.5%	0.4%	-0.5%
Comparable store sales growth	10.2%	6.7%	2.6%	0.4%	-4.0%	-4.8%
Identical store sales growth	9.1%	5.1%	1.9%	-0.5%	-4.9%	-5.8%

Gross profit	34.7%	34.9%	34.4%	33.3%	33.4%	34.7%
Direct store expenses	25.9%	26.6%	26.6%	26.6%	26.4%	26.2%
Store contribution	8.8%	8.3%	7.7%	6.8%	6.9%	8.5%
G&A expenses	3.3%	3.6%	3.3%	2.9%	2.9%	2.9%

For the quarter, gross profit decreased 16 basis points to 34.7% of sales.  The LIFO charge was zero versus $2.7 million last year, a positive impact of 14 basis points.  An improvement in cost of goods sold, excluding the positive impact of LIFO, was more than offset by an increase in occupancy costs as a percentage of sales.  Direct store expenses improved 38 basis points to 26.2% of sales.  This included a 30 basis point improvement in workers’ compensation costs as a percentage of sales driven by an unusually low number of claims and average cost per claim in the quarter.  In addition, for the second consecutive quarter, the Company generated an improvement in wages as a percentage of sales.  This improvement partially offset increases in health care and depreciation as a percentage of sales.  As a result, store contribution improved 22 basis points to 8.5% of sales, excluding the asset impairment charge.

For stores in the identical store base, gross profit improved 16 basis points to 35.0% of sales, and direct store expenses improved 69 basis points to 25.9% of sales.  As a result, store contribution improved 85 basis points to 9.1% of sales.

G&A expenses improved 57 basis points to 3.1% of sales due to the elimination of G&A expenses at the former Wild Oats home office in Boulder, along with the cost-containment measures implemented at the Company’s global and regional offices.  Results in the current quarter included $2.8 million, or $0.01 per diluted share, of FTC-related legal costs.  Excluding these costs, G&A expenses were 2.9% of sales.

Additional information on the quarter for comparable stores and all stores is provided in the following table.

		NOPAT		# of	Average	Total
Comparable Stores	Comps	ROIC (1)		Stores	Size	Square Feet

Over 11 years old (15.6 years old, s.f. weighted)	-5.6%	79%		90	27,200	2,448,100
Between eight and 11 years old	-3.4%	48%		58	30,800	1,784,800
Between five and eight years old (2)	-8.5%	43%		39	35,200	1,374,600
Between two and five years old	-5.3%	17%		54	47,000	2,536,300
Less than two years old (including seven relocations)	3.3%	-1	%(3)	26	55,500	1,442,800

All comparable stores (7.8 years old, s.f. weighted)	-4.8%	30%		267	35,900	9,586,600
All stores (7.3 years old, s.f. weighted)		25%		280	36,700	10,264,200

(1) Reflects only store-level capital and NOPAT, including pre-opening expense.
(2) This age category was impacted by a higher percentage of cannibalized stores.
(3) Excluding the Kensington store in London, NOPAT ROIC was 1%.

Whole Foods Market, Inc.     550 Bowie St.    Austin, Texas 78703
512.477.5566     fax 512.482.7204
http://www.wholefoodsmarket.com

Growth and Development
The Company opened three stores in the second quarter, including one relocation.  So far in the third quarter, the Company has relocated stores in Vancouver, B.C. and Annapolis, MD and currently has 280 stores totaling 10.3 million square feet.  Two additional stores, including one relocation, are expected to open in the third quarter, and three stores are expected to open in the fourth quarter.

Since the Company’s first quarter earnings release, the Company has terminated three leases totaling approximately 155,000 square feet for stores previously scheduled to open in fiscal years 2011 through 2013.  The Company also has downsized three leases in development by an average of 10,500 square feet each.

The following table provides additional information about the Company’s store openings in fiscal year 2008 and year-to-date in fiscal year 2009, leases currently tendered but not opened, and total development pipeline for stores scheduled to open through fiscal year 2013.  For accounting purposes, a store is considered tendered on the date the Company takes possession of the space for construction and other purposes, which is typically when the shell of the store is complete or nearing completion. The average tender period, or length of time between tender date and opening date, will vary depending on several factors, one of which is the number of acquired leases, ground leases and owned properties in development, all of which generally have longer tender periods than standard operating leases.

	Stores	Stores	Current	Current
	Opened	Opened	Leases	Leases
New Store Information	FY08	FY09 YTD	Tendered	Signed (1)

Number of stores (including relocations)	20	10	21	60
Number of relocations	6	5	2	9
Number of lease acquisitions,
ground leases and owned properties	4	3	6	7
New markets	3	1	4	8
Average store size (gross square feet)	53,000	52,700	43,400	46,500
As a percentage of existing store average size	146%	145%	119%	128%
Total square footage	1,060,700	527,100	911,200	2,826,200
As a percentage of existing square footage	11%	5%	9%	27%
Average tender period in months	9.7	13.1
Average pre-opening expense per store (incl. rent)	$2.5 mil
Average pre-opening rent per store	$1.1 mil
Average development cost (excl. pre-opening)	$15.8 mil
Average development cost per square foot	$297

(1) Includes leases tendered

FTC Update
As previously announced, the Company is awaiting final approval of the settlement agreement reached with the FTC resolving its antitrust challenge to the Company’s acquisition of Wild Oats Markets, Inc.  Under the terms of the agreement, a third-party divestiture trustee has been appointed to market for sale:  leases and related assets for 19 non-operating former Wild Oats stores, 10 of which were closed by Wild Oats prior to the merger and nine of which were closed by Whole Foods Market; leases and related fixed assets (excluding inventory) for 12 operating acquired Wild Oats stores and one operating Whole Foods Market store; and Wild Oats® trademarks and other intellectual property associated with the Wild Oats stores.  The 13 operating stores had combined sales of approximately $24.6 million in the second quarter of fiscal year 2009, or approximately 1.3% of the Company's total sales of $1.9 billion.

Whole Foods Market, Inc.     550 Bowie St.    Austin, Texas 78703
512.477.5566     fax 512.482.7204
http://www.wholefoodsmarket.com

The divestiture trustee has six months to market the assets to be divested.  For any good faith offers that are not finalized by September 6, 2009, an extension of up to six months may be granted.  This twelve-month period may be extended further to allow the FTC to approve any purchase agreements submitted within that time period.  The only other obligations imposed on the Company by the settlement agreement are in support of the divestiture trustee process.

After receiving final approval by the FTC, the Company expects to record a non-cash charge of up to $5.5 million to adjust certain long-lived assets to fair value relating to the potential sale of the 13 operating stores.  This is lower than the Company’s original estimate primarily due to non-cash asset impairment charges recorded during the second quarter to adjust four of the 13 operating stores to fair value, which is determined based on long-term discounted cash flow projections.

The Company also will incur some cash expenses relating to legal and trustee fees which are not expected to be material.  No material additional charges are expected related to the 19 non-operating properties, for which a lease liability reserve is already recorded, or related to the trademarks which have been fully amortized.

Assumptions for Fiscal Year 2009
For the first four weeks of the third quarter ended May 10, 2009, comparable store sales decreased 3.9%, and identical store sales decreased 5.0%.  Excluding the negative impact of foreign currency translation, comparable store sales decreased 3.3%, and identical store sales decreased 4.4%.  These results are slightly better than the Company’s second quarter results; however, the uncertain economic environment makes it highly difficult to forecast future results.  If the Company’s comparable and identical store sales in the second half of the year are consistent with its year-to-date results, total sales in fiscal year 2009 would be just under $8.0 billion, including the opening of seven new stores in the second half of the year, three of which are relocations.

Year to date, sales have averaged approximately $154 million per week, a level at which the Company has demonstrated strong discipline around gross margin, direct store expenses and G&A, a discipline the Company hopes to maintain for the remainder of the year.  However, the Company expects new store sales to increase as a percentage of total sales and may choose to increase its value offerings to drive sales, both of which could negatively impact store contribution as a percentage of sales.  In addition, the Company historically has experienced lower average weekly sales beginning in the summer months through September which typically results in lower gross profit and higher direct store expenses as a percentage of sales, particularly in the fourth quarter.  For these reasons, the Company expects store contribution as a percentage of sales in the second half of the year to be approximately in line with the 6.9% the Company produced in the first quarter.

The Company is continuing to conduct periodic reviews for other asset impairments by evaluating changes in the results and/or economics of its stores.  At this time, the Company does not see any further impairments on the horizon, unless the Company were to experience a further decline in sales and cash flow from current levels.

Based on the Company’s strong year-to-date earnings results and assuming just under $8.0 billion in sales, the Company is maintaining its prior fiscal year ranges for estimated EBITDA, EBITANCE and diluted earnings per share, excluding asset impairment charges, in fiscal year 2009.  The Company estimates EBITDA in the range of $525 million to $545 million, EBITANCE in the range of $580 million to $605 million, and diluted earnings per share in the range of $0.71 to $0.76, including approximately $0.06 to $0.08 in estimated dilution from FTC-related legal costs and approximately $0.17 in dilution from the Series A Preferred Stock.

The following table provides additional information about the Company’s estimated store openings for the remainder of fiscal year 2009 through 2013 based on the Company’s current development pipeline.  These openings reflect estimated tender dates, which are subject to change, and do not incorporate any potential new leases, terminations or square footage reductions.

The Company is committed to producing positive free cash flow on an annual basis and is confident it will produce operating cash flow in excess of the capital expenditures needed to open the 60 stores in its development pipeline.

Whole Foods Market, Inc.     550 Bowie St.    Austin, Texas 78703
512.477.5566     fax 512.482.7204
http://www.wholefoodsmarket.com

	Total			Total Square	Average Square
	Openings	Relocations	New Markets	Footage	Feet per Store

FY09 remaining stores in development	5	1	0	274,600	54,900
FY10 stores in development	16	0	4	662,000	41,400
FY11 stores in development	16	2	0	695,700	43,500
FY12 stores in development	14	4	1	700,400	50,000
FY13 stores in development	9	2	3	459,200	51,000
Total (1)	60	9	8	2,791,900	46,500

(1) Total square footage excludes one expansion in development.

About Whole Foods Market
Founded in 1980 in Austin, Texas, Whole Foods Market (www.wholefoodsmarket.com) is the leading natural and organic foods supermarket, America’s first national certified organic grocer, and was named “America’s Healthiest Grocery Store” in 2008 by Health magazine.  In fiscal year 2008, the Company had sales of approximately $8 billion and currently has 280 stores in the United States, Canada, and the United Kingdom.  Whole Foods Market employs more than 53,000 Team Members and has been ranked for 12 consecutive years as one of the “100 Best Companies to Work For” in America by Fortune magazine.

Forward-looking statements
The following constitutes a "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995.  Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, which could cause our actual results to differ materially from those described in the forward-looking statements.  These risks include but are not limited to general business conditions, the successful integration of acquired businesses into our operations, changes in overall economic conditions that impact consumer spending, including fuel prices and housing market trends, the impact of competition, changes in the Company’s access to available capital, the successful resolution of ongoing FTC matters, and other risks detailed from time to time in the SEC reports of Whole Foods Market, including Whole Foods Market’s report on Form 10-K for the fiscal year ended September 28, 2008.  Whole Foods Market undertakes no obligation to update forward-looking statements.

The Company will host a conference call today to discuss this earnings announcement at 4:00 p.m. CT.  The dial-in number is 1-800-862-9098, and the conference ID is “Whole Foods.”  A simultaneous audio webcast will be available at www.wholefoodsmarket.com.

Whole Foods Market, Inc.     550 Bowie St.    Austin, Texas 78703
512.477.5566     fax 512.482.7204
http://www.wholefoodsmarket.com

Whole Foods Market, Inc.
Consolidated Statements of Operations (unaudited)
(In thousands, except per share amounts)

	Twelve weeks ended		Twenty-eight weeks ended
	April 12,	April 13,	April 12,	April 13,
	2009	2008	2009	2008
Sales	$1,857,550	$1,866,493	$4,324,053	$4,323,751
Cost of goods sold and occupancy costs	1,212,233	1,215,089	2,856,018	2,845,795
Gross profit	645,317	651,404	1,468,035	1,477,956
Direct store expenses	487,383	496,903	1,139,684	1,141,278
Asset impairments from continuing locations	13,009	-	14,682	-
Store contribution	144,925	154,501	313,669	336,678
General and administrative expenses	56,832	67,658	139,432	155,070
Operating income before pre-opening and store closure	88,093	86,843	174,237	181,608
Pre-opening expenses	13,789	10,039	27,853	25,178
Relocation, store closure and lease termination costs	4,651	1,818	9,728	6,830
Operating income	69,653	74,986	136,656	149,600
Interest expense	(7,696)	(8,438)	(21,276)	(20,019)
Investment and other income (loss)	(639)	1,181	1,202	3,935
Income before income taxes	61,318	67,729	116,582	133,516
Provision for income taxes	26,060	27,769	48,995	54,413
Net income	35,258	39,960	67,587	79,103
Preferred stock dividends	7,934	-	12,467	-
Income available to common shareholders	$27,324	$39,960	$55,120	$79,103

Basic earnings per share	$0.19	$0.29	$0.39	$0.57
Weighted average shares outstanding	140,404	139,818	140,362	139,566

Diluted earnings per share	$0.19	$0.29	$0.39	$0.56
Weighted average shares outstanding, diluted basis	140,404	140,233	140,362	140,448

Common dividends declared per share	$-	$0.20	$-	$0.40

Whole Foods Market, Inc.     550 Bowie St.     Austin, TX 78703
512.477.4455     fax 512.482.7204
http://www.wholefoodsmarket.com

Whole Foods Market, Inc.
Condensed Consolidated Balance Sheets (unaudited)
April 12, 2009 and September 28, 2008
(In thousands)

Assets
	2009	2008
Current assets:
Cash and cash equivalents	$362,164	$30,534
Restricted cash	620	617
Accounts receivable	120,452	115,424
Merchandise inventories	322,006	327,452
Prepaid expenses and other current assets	37,563	68,150
Deferred income taxes	85,657	80,429
Total current assets	928,462	622,606
Property and equipment, net of accumulated depreciation and amortization	1,895,800	1,900,117
Goodwill	657,281	659,559
Intangible assets, net of accumulated amortization	74,772	78,499
Deferred income taxes	106,985	109,002
Other assets	7,697	10,953
Total assets	$3,670,997	$3,380,736

Liabilities And Shareholders' Equity
	2009	2008
Current liabilities:
Current installments of long-term debt and capital lease obligations	$380	$380
Accounts payable	186,462	183,134
Accrued payroll, bonus and other benefits due team members	199,556	196,233
Dividends payable	1,133	-
Other current liabilities	272,908	286,430
Total current liabilities	660,439	666,177
Long-term debt and capital lease obligations, less current installments	743,152	928,790
Deferred lease liabilities	229,421	199,635
Other long-term liabilities	78,230	80,110
Total liabilities	1,711,242	1,874,712

Series A redeemable preferred stock, $0.01 par value, 425 and no shares
authorized, issued and outstanding in 2009 and 2008, respectively	413,052	-

Shareholders' equity	1,546,703	1,506,024
Commitments and contingencies
Total liabilities and shareholders' equity	$3,670,997	$3,380,736

Whole Foods Market, Inc.     550 Bowie St.     Austin, TX 78703
512.477.4455     fax 512.482.7204
http://www.wholefoodsmarket.com

Whole Foods Market, Inc.
Consolidated Statements of Cash Flows (unaudited)
April 12, 2009 and April 13, 2008
(In thousands)

	Twenty-eight weeks ended
	April 12,	April 13,
	2009	2008
Cash flows from operating activities:
Net income	$67,587	$79,103
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation and amortization	141,815	131,597
Loss on disposition of fixed assets	1,378	1,663
Impairment of fixed assets	15,383	99
Share-based payments expense	6,142	5,352
LIFO charge	3,600	5,332
Deferred income tax expense (benefit)	1,892	(12,038)
Excess tax benefit related to exercise of team member stock options	-	(4,999)
Deferred lease liabilities	29,406	24,135
Other	8,413	(651)
Net change in current assets and liabilities:
Accounts receivable	(5,570)	(13,384)
Merchandise inventories	297	(21,655)
Prepaid expense and other current assets	29,964	1,408
Accounts payable	3,827	(57,762)
Accrued payroll, bonus and other benefits due team members	3,883	18,784
Other current liabilities	8,548	8,593
Net change in other long-term liabilities	(1,469)	(4,300)
Net cash provided by operating activities	315,096	161,277
Cash flows from investing activities:
Development costs of new locations	(142,462)	(174,419)
Other property and equipment expenditures	(42,757)	(95,937)
Proceeds from hurricane insurance	-	1,500
Acquisition of intangible assets	(247)	(1,030)
Purchase of available-for-sale securities	-	(194,316)
Sale of available-for-sale securities	-	194,316
Payment for purchase of acquired entities, net of cash	-	(5,480)
Proceeds from divestiture, net	-	163,913
Other investing activities	(425)	(234)
Net cash used in investing activities	(185,891)	(111,687)
Cash flows from financing activities:
Common dividends paid	-	(52,974)
Preferred dividends paid	(11,333)	-
Issuance of common stock	1,952	16,197
Excess tax benefit related to exercise of team member stock options	-	4,999
Proceeds from issuance of redeemable preferred stock	413,052	-
Proceeds from long-term borrowings	123,000	111,000
Payments on long-term debt and capital lease obligations	(320,866)	(68,952)
Other financing activities	-	-
Net cash provided by financing activities	205,805	10,270
Effect of exchange rate changes on cash and cash equivalents	(3,380)	(1,467)
Net change in cash and cash equivalents	331,630	58,393
Cash and cash equivalents at beginning of period	30,534	-
Cash and cash equivalents at end of period	$362,164	$58,393

Supplemental disclosure of cash flow information:
Interest paid	$32,214	$22,556
Federal and state income taxes paid	$16,413	$61,459
Non-cash transactions:
Conversion of convertible debentures into common stock	$-	$154

Whole Foods Market, Inc.     550 Bowie St.     Austin, TX 78703
512.477.4455     fax 512.482.7204
http://www.wholefoodsmarket.com

Whole Foods Market, Inc.
Non-GAAP Financial Measures (unaudited)
(In thousands)

In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, the Company provides information regarding Economic Value Added (“EVA”), Earnings before interest, taxes and non-cash expenses ("EBITANCE"),  Earnings before interest, taxes, depreciation and amortization (“EBITDA”), and Free Cash Flow in the press release as additional information about its operating results.  These measures are not in accordance with, or an alternative to, GAAP. The Company’s management believes that these presentations provide useful information to management, analysts and investors regarding certain additional financial and business trends relating to its results of operations and financial condition. Management believes EBITANCE is a useful non-GAAP measure of financial performance, helping investors more meaningfully evaluate the Company’s cash flow results by adjusting for certain non-cash expenses.  These expenses include depreciation, amortization, fixed asset impairment charges, non-cash share-based payments expense, deferred rent, and LIFO charge. Similar to EBITDA, this measure goes further by including other non-cash expenses, primarily those which have arisen since the use of EBITDA became common practice and because of accounting changes due to recent accounting pronouncements. Management uses EBITANCE as a supplement to cash flows from operations to assess the cash generated from our business available for capital expenditures and the servicing of other requirements including working capital. The Company defines Free Cash Flow as net cash provided by operating activities less capital expenditures. In addition, management uses these measures for reviewing the financial results of the Company and EVA for incentive compensation and capital planning purposes.

The following is a tabular reconciliation of the EVA non-GAAP financial measure to GAAP net income, which the Company believes to be the most directly comparable GAAP financial measure.

	Twelve weeks ended		Twenty-eight weeks ended
EVA	April 12, 2009	April 13, 2008	April 12, 2009	April 13, 2008
Net income	$35,258	$39,960	$67,587	$79,103
Provision for income taxes	26,060	27,769	48,995	54,413
Interest expense and other	11,346	12,813	30,475	29,838
NOPBT	72,664	80,542	147,057	163,354
Income taxes (40%)	29,066	32,217	58,823	65,342
NOPAT	43,598	48,325	88,234	98,012
Capital charge	61,840	52,888	138,844	121,701
EVA	$(18,242)	$(4,563)	$(50,610)	$(23,689)

The following is a tabular presentation of the non-GAAP financial measures, EBITDA and EBITANCE including a reconciliation to GAAP net income, which the Company believes to be the most directly comparable GAAP financial measure.

	Twelve weeks ended		Twenty-eight weeks ended
EBITDA and EBITANCE	April 12, 2009	April 13, 2008	April 12, 2009	April 13, 2008
Net income	$35,258	$39,960	$67,587	$79,103
Provision for income taxes	26,060	27,769	48,995	54,413
Interest expense, net	8,335	7,257	20,074	16,084
Operating income	69,653	74,986	136,656	149,600
Depreciation and amortization	61,023	57,115	141,815	131,597
Earnings before interest, taxes, depreciation & amortization (EBITDA)	130,676	132,101	278,471	281,197
Impairment of fixed assets	13,091	99	15,383	99
Adjusted EBITDA	143,767	132,200	293,854	281,296
Non-cash expenses:
Share-based payments expense	2,352	2,322	6,142	5,352
LIFO charge	-	2,700	3,600	5,332
Deferred rent	8,659	6,295	19,534	19,055
Total other non-cash expenses	11,011	11,317	29,276	29,739
Earnings before interest, taxes, and non-cash expenses (EBITANCE)	$154,778	$143,517	$323,130	$311,035

The following is a tabular reconciliation of the Free Cash Flow non-GAAP financial measure.

	Twelve weeks ended		Twenty-eight weeks ended
Free Cash Flow	April 12, 2009	April 13, 2008	April 12, 2009	April 13, 2008
Net cash provided by operating activities	$172,998	$85,137	$315,096	$161,277
Development costs of new locations	(60,376)	(67,927)	(142,462)	(174,419)
Other property and equipment expenditures	(14,548)	(36,887)	(42,757)	(95,937)
Free cash flow	$98,074	$(19,677)	$129,877	$(109,079)

Whole Foods Market, Inc.      550 Bowie St.     Austin, TX 78703
512.477.4455     fax 512.482.7204
http://www.wholefoodsmarket.com